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                                                                 Exhibit 10.1(y)

                             Company Pension Scheme

                                       of

                           Sauer Sundstrand GmbH & Co.


                        SUPPORT AND PENSIONS REGULATIONS
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Table of Contents                                                         Page

I.      Support benefits

II.     Employer's pension commitment

III.    Expectancy and entitlement

IV.     Qualifying period

V.      Conditions for entitlement to retirement benefit

VI.     Conditions for entitlement to surviving dependants' benefit

VII.    Amount of retirement benefit

VIII.   Amount of surviving dependants' benefit

IX.     Years of service counting for pension rights, credited period

X.      Remuneration on which the pension is based

XI.     Crediting of other support

XII.    Non-forfeitability

XIII.   Insolvency insurance

XIV.    Reinsurance

XV.     Due date, payment and suspension

XVI.    Obligations of persons drawing company-provided pensions

XVII.   Settlement and transfer

XVIII.  Reserved powers of revocation

XIX.    Liability and limitation

XX.     Data protection

XXI.    Effective date
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I.    Support benefits

1.          Sauer Sundstrand GmbH & Co.,

                  Neumunster

      (hereinafter referred to as the "company" pays the following support benefits in accordance with these Support and Pensions Regulations:

      - Retirement benefit as

      - Retirement pension
      - Early retirement pension
      - Disability pension

      - Surviving dependants' benefit as

      - Widow's pension
      - Widower's pension
      - Orphans' pension

2. Employees and their surviving dependants have a legal claim to the support benefits (hereinafter referred to as "company-provided pensions").

II.   Employer's pension commitment

1.    a)    The company commits itself to granting company-provided pensions in accordance with Section I (employer's pension commitment) to employees in employment on the effective date of these Support and Pensions Regulations (XXI) or to those who enter the company's employ thereafter, in accordance with the conditions specified in Figure 2.

      b.) The employer's pension commitment shall be deemed to be given at the point in time in which all conditions for said commitment have been met (Figure 2). The company shall not be required to give a separate commitment declaration to each employee.

2.    Conditions for the employer's giving of a pension commitment:

      - the employee is not employed in a minor occupation and is not exempt from social insurance for any other reason (Sections 1228 RVO (German National Insurance Code), 4 AVG (Salaried Employees Insurance Act), 30 RKG (German National Miners' Social Insurance
            Act) in conjunction with Section 8 Social
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            Security Code IV (SGB IV) and is not employed in a temporary capacity, and

      - the years of service (IX 1) counting for pension rights begin before the employee's reaching the age of 55 (maximum age for commitment)

2. Persons whose legal relationship to the company is not an employment relationship, i.e. members of executive bodies, homeworkers and commercial representatives, for example, shall not receive a pension commitment in accordance with these Support and Pensions Regulations. Vocational training within the company, however, shall be regarded as an employment relationship.

III.  Expectancy and entitlement

1. An expectant right to company-provided pensions is acquired upon the employer's giving of a pension commitment (II 1). Persons who have acquired an expectant right shall be referred to in the following as "persons with future pension rights".

2. Following expiry of the qualifying period (IV), persons shall acquire an entitlement to a company-provided pension if the relevant entitlement conditions (V, VI) are met. Persons who have acquired an entitlement shall be referred to in the following as "persons drawing company pensions". This term covers both recipients of retirement benefit ("retirement benefit recipients") as well as recipients of surviving dependants' benefit.

IV.   Qualifying period

      The qualifying period shall expire when the person with future pension rights has completed a period of service counting for pension rights (IX
      1) of five years and has reached the age of 30 (in the event of occupational disability, Section V, Figure 3 b shall apply).

V.    Conditions for entitlement to retirement benefit

1. A precondition for entitlement to a retirement pension is that the person with future pension rights terminates his employment relationship with the company upon or after
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      reaching the fixed retirement age. The fixed retirement age is the age of
      65.

2. A precondition for entitlement to an early retirement pension is that the person with future pension rights terminates his employment relationship with the company prior to reaching the fixed retirement age (Figure 1), and that he claims an old-age pension or a miners' social insurance pension from the national pension insurance scheme (Sections 1248 RVO, 25 AVG, 48 RKG) following termination of this employment relationship. Evidence of this is to be submitted in the form of official notification from a German pension insurance institution.

3.    a)    A precondition for entitlement to a disability pension is that the person with future pension rights terminates his employment relationship with the company prior to reaching the fixed retirement age (Figure 1) and that he is disabled, at the latest, upon termination of the employment relationship. In cases where notice of dismissal has not been given and a termination agreement has not been concluded, the following shall apply in so far as no regulation to the contrary exists: the employment relationship shall be deemed to have been terminated at the point in time in which the person with future pension rights claims a disability pension from the company.

      b) Disablement within the meaning of these Support and Pensions Regulations is as follows:

            - invalidity (Sections 1247 RVO, 24 AVG, 47 RKG) or

            - occupational disability (Sections 1246 RVO, 23 AVG, 46 RKG),

            however, occupational disability only if

      - the person with future pension rights has already reached the age of 50 upon termination of his employment relationship with the company, or

      - the person's occupational disability is due to an occupational accident that occurred whilst the person was in the service of the company (Sections 548, 549 RVO) or an occupational disease that was contracted whilst the person was in the service of the company (Section 551 RVO).

            Evidence of invalidity or occupational disability is to be furnished in the form of official notification from a German pension insurance institution. Persons who are exempt from
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            social insurance in the national pension insurance scheme and are thus unable to furnish notification from a German pension insurance institution must provide evidence of invalidity or occupational disability through certification of same by a German medical officer of health.

      c) No entitlement to a disability pension is acquired if the person with future pension rights has intentionally caused his disability or if he was already occupationally disabled or unable to work upon commencement of the last employment relationship with the company.

VI.   Conditions for entitlement to surviving dependants' benefit

1. A precondition for entitlement to a widow's or widower's pension is that the person with future pension rights or the recipient of retirement benefit is survived by a spouse upon his death, to whom he

      - was married for at least two years

      - and whom he married before he turned 60, and - in the case of a recipient of retirement benefit - before he acquired his entitlement to retirement benefit.

2.    a)    A precondition for entitlement to an orphans' pension is that the person with future pension rights or the recipient of retirement benefit is survived by a legitimate child under the age of 21. If the child has already turned eighteen, an additional condition for entitlement is that the child can prove that

            - he is still attending school or performing vocational training, or

            - that he is performing basic military service or non-military service for conscientious objectors.

      b) Legitimatized children, adopted children and illegitimate children shall be treated as legitimate children. However, the illegitimate children of a man are only declared legitimate if his paternity is established by acknowledgement or by a court decision (Sections 1600a ff. of the Civil Code (BGB).
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VII.  Amount of retirement benefit

1.    The retirement benefit is made up of

      - if applicable, the basic pension amount in accordance with Figure 2, Paragraphs a and b for the years of service counting for pension rights up to 30.09.1988 (IX 1) and

      - the sum of the partial pension amounts (Figure 3) for the assessment months (Figure 2, Paragraph c) after 30.09.1988.

2.    a)    The basic pension amount is only received by persons with future pension rights who have already amassed at least one full year of service counting for pension rights before 30.09.1988.

            The basic pension amount corresponds to the amount of the retirement pension attainable under the previous Support and Pensions Regulations earned on 30.09.1988. This earned amount is calculated in accordance with the provisions of Section 2 BetrAVG (Law concerning Company Pension Schemes) as if the employment relationship had ended on 30.09.1988. Every person with future pension rights is notified in writing of the basic pension amount calculated in this manner and said amount is binding in accordance with Figure 4.

      b) The basic pension amount changes upon expiry of every assessment month (Figure 2, Paragraph c) in the same proportion as the remuneration on which the pension is based changes in the assessment month with respect to the level in the assessment month of the year 1988 at the same level of employment.

      c) The assessment month is each full calendar month of October within the period of service counting for pension rights (IX 1). The earliest possible assessment month is October 1988.

3.    a)    Every partial pension amount amounts to

            - 0.3% of the remuneration for work on which the pension is based (X) in the assessment month in question (figure 2c)

                  plus, in so far as the remuneration on which the pension is based exceeds the upper income limit (Paragraph b),

            - 0.3% of the portion of the remuneration on which the pension is based that exceeds this upper income limit.

      b) The upper income limit within the meaning of Paragraph a is the upper income limit for monthly earnings in the national pension insurance scheme for salaried employees and wage-earners
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            (Section 112 Paragraph 2 AVG, Section 1385 Paragraph 2 RVO) in the
            assessment month in question (Figure 2c).

4. Interim notification from the company concerning the level of the expectancy is binding for the amount of a later company-provided pension unless the person with future pension rights objects to the contents of the notification within three months of receipt of same. Objection must be made in writing or in the form of a statement that is recorded.

5. Earnings of the recipient of retirement benefit, that said person receives before the age of 65 from an employment relationship or other regular remunerative employment shall be deducted from the retirement benefit in the months in which said earnings are received.

VIII. Amount of surviving dependants' benefit

1.    The evaluation basis for the surviving dependants' benefit is as follows:

      - following the death of the person with future pension rights, the amount of retirement benefit to which he would have been entitled, taking due account of the credited period (IX 2), if his employment relationship had been terminated directly before his death as a result of invalidity (V 3, VII), and

      - following the death of the recipient of retirement benefit, the retirement benefit to which he was entitled at the time of his death, however without deduction of income in accordance with Paragraph VII, Figure 5.

2. The widow's and widower's pension is 60% of the evaluation basis in accordance with Figure 1. However, if the surviving spouse is more than 15 years younger than the deceased, the widow's and widower's pension is reduced by 1/15 of the full amount for every further year's age difference.

3.    The orphans' pension is

      -     10% for every half orphan, and

      -     20% for every full orphan

      of the evaluation basis in accordance with Figure 1. The total surviving dependants' benefit (widow's and widower's pension and orphans' pensions) may not exceed the evaluation basis, otherwise each orphan's pension shall be reduced proportionately.
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IX.   Years of service counting for pension rights, credited period

1.    a)    The years of service counting for pension rights are the years during which the person was employed by the company or performed vocational training in the company without a break up to attainment of an entitlement to a company-provided pension.

            Legal provisions and the provisions of collective wage agreements concerning the crediting of years of service in the area of company pension schemes remain unaffected by this.

      b) The following periods do not count as years of service counting for pension rights:

            - periods during which the person was employed in a minor occupation, or was exempt from social insurance for any other reason (Sections 1228 RVO, 4 AVG, 30 RKG in conjunction with
                  Section 8 Social Security Code IV (SGB IV), or was employed in a temporary capacity, in so far as these periods elapsed prior to the employer's giving of a pension commitment (II), and

            -     periods prior to the age of 20 and after the age of 65.

      c) Further periods (periods prior to service) can be added to the years of service counting for pension rights in order to determine the expiry of the qualifying period (IV) and/or in order to calculate the amount of the company-provided pensions (VII, VIII). However, this must be agreed in writing between the company and the person with future pension rights.

2. If an employee becomes entitled to a company-provided pension before the age of 55, the gap between his present age and the age of 55 is to be added (credited period) to the number of years of service counting for pension rights (Figure 1) in order to calculate the amount of the company-provided pension (VII, VIII).

X.    Remuneration on which the pension is based

1. The remuneration on which the pension is based is calculated in each case in accordance with the situation at the end of each assessment month (VII 2 c). Backdated changes in wages or salaries shall not affect remuneration on which the pension is based that has already been calculated.

2.    a)    In the case of a person with future pension rights who receives a monthly salary or a monthly wage, the remuneration on which the pension is based is the basic monthly salary or basic monthly wage.
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      b)    In the case of a person with future pension rights who receives an hourly wage, the remuneration on which the pension is based is calculated by multiplying the collectively-agreed monthly working hours by the basic hourly wage. If weekly working hours have been established in a collective agreement, four and one thirds of this figure is taken as the collectively-agreed monthly working hours.

      c) In the case of an apprentice, the remuneration on which the pension is based is the monthly vocational training pay.

3. If the person with future pension rights was employed part-time either permanently or temporarily during the period covering the assessment month (VII 2 c) and the period of service counting for pension rights (IX 1) within the preceding eleven calendar months, the remuneration on which the pension is based that was calculated in accordance with Figures 1 and 2 must be recalculated in accordance with the average level of employment during this period. The level of employment is the ratio of the individually agreed working hours to the collectively-agreed working hours per calendar month, maximum 100%.

4. If individual, regular working hours (that are not part-time hours) have been fixed, in accordance with an individual works agreement or in accordance with an individual agreement permitted by an individual works agreement, for a person with future pension rights, and if these working hours deviate from the collectively-agreed working hours, said hours shall count as the collectively-agreed working hours during the calculation of the remuneration on which the pension is based.

5.    a)    In order to calculate the remuneration on which the pension is based for an assessment month (VII 2 c) within a period which, according to legal provisions or the provisions of collective agreements, is to be taken into consideration as a period of service counting for pension rights (IX 1 a), the amount is taken that is ascertainable in accordance with Figures 1-4 for the first assessment month following this period. This amount is then recalculated in accordance with the change in the gross wage or salary (Paragraph b).

      b) Gross wages or salaries within the meaning of Paragraph a are the average gross wages or salaries of all persons insured in the pension insurance scheme for salaried employees and wage-earners, not including apprentices and trainees (Section 32 Paragraph 1 AVG,
            Section 1255 Paragraph 1 RVO) in the years in question.
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      c)    Paragraphs a and b are to be applied accordingly in comparable cases, in particular in the case of agreed crediting of periods of time prior to service (IX 1 c), in so far as no written agreement to the contrary was concluded between the company and the person with future pension rights.

6.    In the case of an assessment month (VII 2 c) within a credited period (IX
      2), the remuneration on which the pension is based is the amount that was calculated in accordance with Figures 1 to 4 for the last assessment month prior to acquisition of the entitlement (VI).

XI.   Crediting of other support

      Should the company be obliged by law, collective agreement or other stipulations at any time in the future, to provide additional support benefits above and beyond the scope existing on the effective date of these Support and Pensions Regulations (XXI), or to provide contributions for such support benefits, said benefits shall be added to the company-provided pensions laid down in these Support and Pensions Regulations. The method of crediting shall then be regulated separately.

XII.  Non-forfeitability

1. These Support and Pensions Regulations shall not restrict the rights of both sides to terminate the employment relationship.

2.    a)    If the employment relationship with the company is terminated without the employee having acquired an entitlement to a company-provided pension in accordance with these Support and Pensions Regulations, the question of whether and to what extent the expectancy regarding company-provided pensions is preserved shall be governed by the Law concerning the Improvement of Company Pension
            Schemes (Company Pensions Act).

      b) Periods prior to service, that are added to the years of service counting for pension rights in accordance with Section IX, Figure 1, Paragraph c shall not be taken into consideration during the examination of whether an expectancy is to be preserved and during the determination of the portion of same that is to be preserved, where appropriate.

3. The owner of a preserved expectancy is informed of the amount that he can claim upon reaching the fixed retirement age (V 1).

4. The notification obligations contained in Section XVI, Figure 1, Paragraph c must also be met by the owner of a preserved
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      expectancy. Claims to a company-provided pension must be asserted immediately following compliance with the requirements.

5. If the owner of an expectancy preserved by the company re-enters the company, the company-provided pension arising from the newly acquired expectancy will be curtailed if it exceeds the maximum permissible amount when added to the pension from the preserved expectancy. The maximum permissible amount is the company-provided pension that would have to be paid in accordance with these Support and Pensions Regulations if the partial pension amounts attributable to the previous period of service were taken into account in addition to the partial amounts determined following the employee's re-entering the company. An indemnified expectancy is on a par with a preserved expectancy.

XIII. Insolvency insurance

      Entitlements as well as legally non-forfeitable and preserved pension expectancies are protected against the consequences of company insolvency in accordance with the Company Pensions Act. In this context, the company pays premiums to the Pensions-Sicherungs-Verein Versicherungsverein auf Gegenseitigkeit (PSVaG) (German obligatory pensions guarantee corporation) as the organisation responsible for the statutory insolvency insurance of company pension schemes.

XIV.  Reinsurance

1. The company can take out a policy to reinsure company pensions with an insurance company, according to which policy the company alone is the party entitled and obligated (reinsurance).

2. The person to be insured must give his consent to the taking out of a reinsurance policy. In the case of a person with future pension rights (III 1), this consent shall be considered given if he does not expressly object immediately at the time of receiving the employer's pension commitment (II 1). For the rest, the person to be insured must provide the information required by the insurance company and go for any medical check-ups required. Refusal to cooperate during the taking out of the reinsurance shall result in the loss of the pension expectancy.

3. The person drawing a company-provided pension (III 2) must provide the information required by the insurance company without delay and must furnish the necessary proof for the assessment and winding up of the insurance case. Refusal to cooperate during the assessment and winding up of the insurance case shall result in suspension of the entitlement to a company-provided pension.
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XV.   Due date, payment and suspension

1.    a)    The company-provided pension is payable at the end of every calendar month. The first payment shall be made for the month following the month in which the entitlement was obtained (III 2).

      b) The company-provided pension that is owing shall be paid out following the deduction of any taxes, health insurance premiums and other statutory duties. Payment is made cashlessly in German marks to an account specified by the person drawing the company pension (XVI 1 b).

2.    a)    The entitlement to a company-provided pension is suspended until expiry of the last calendar month in which the employee received other remuneration from his employment with the company, up to the amount of this remuneration. Surviving dependants' earnings do not count in this regard.

      b) The entitlement to a company-provided pension is suspended entirely until expiry of the last calendar month in which the employee received money from an early retirement scheme or other payments from the company.

      c) The entitlement to an early retirement pension (V 2) is suspended in so far as and for as long as the old-age pension or miners' old-age pension from the national pension insurance scheme ceases to be paid, at the most, however, until the end of the calendar month in which the fixed retirement age (V 1) is reached.

3.    a)    The entitlement to a company-provided pension lapses upon the death of the person drawing the company-provided pension; it lapses prematurely, however, in the following cases:

            - the entitlement to a disability pension lapses upon cessation of the disability prior to reaching the fixed retirement age (V 1),

            - the entitlement to a widow's or widower's pension lapses upon the widow's or widower's remarrying, and

            - the entitlement to an orphans' pension lapses upon cessation of entitlement to the claim (VI 2 a).

            A lapsed entitlement to retirement benefit or to a widow's or widower's pension shall not be reinstated under any circumstances.

      b) The final instalment of the company-provided pension shall be paid for the month in which the entitlement lapses.
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XVI.  Obligations of persons drawing company-provided pensions

1.    a)    Upon assertion of the claim, persons drawing company-provided pensions must provide the proofs specified in the conditions for entitlement (V, VI) and, at the company's request, must provide the information necessary for the emergence or continuation of the entitlement, procure the necessary documents and, if necessary, provide proof that they are still alive.

      b) The company must be given details of a German bank or post-office current account for payment of the company-provided pension (XV 1 b). Details of a domestic account with a foreign bank can also be given to the company by a beneficiary living abroad. The person drawing the company-provided pension must submit a wage tax card to the company every year in so far as this is required in accordance with fiscal provisions.

      c) The company must be notified immediately of changes of name, marital status, residence and postal address, without having to request the pensioner to do so.

      d)

            - In the case of an existing entitlement to an early retirement pension, the person drawing the company-provided pension must inform the company - immediately and without being requested to do so - of the cessation of payments of an old-age pension or a miners' social insurance pension from the national pension insurance scheme prior to reaching the fixed retirement age (V 1),

            - in the case of an existing entitlement to an early retirement pension or a disability pension, the person drawing the company-provided pension must inform the company - immediately and without being requested to do so - of the collection of income and the amount of same to be deducted by the company when paying out the retirement benefit (VII 5),

            - in the case of an existing entitlement to a disability pension (V
            3), the person drawing the company-provided pension must inform the company of the cessation of invalidity immediately and without being requested to do so,

            - in the case of an existing entitlement to a widow's or widower's pension (VI 1), the person drawing the company-provided pension must inform the company of the remarriage immediately and without being requested to do so,

            - in the case of an existing entitlement to an orphans' pension (VI
            2), the person drawing the company-provided pension must inform the company of the cessation of the entitlement to the claim immediately and without being requested to do so.

            In each of the above cases, the person must furnish the necessary proof at the request of the company.

2. Subject to obligatory, statutory regulations, the entitlement to a company-provided pension may not be assigned or pledged. Agreements to the contrary with third parties shall not be recognised by the company.

3. Damage claims against persons whose actions caused the person's entitlement to a company-provided pension, or against their liability insurer, must be assigned to the company up to the amount of the company-provided pension, in so far as this is permissible under law.

4. Company-provided pensions that would not have been paid out had the company been notified that the person drawing the pension was no longer entitled to same, must be paid back in the full gross amounts. For the rest, a breach of the above-mentioned obligations shall result in suspension of the entitlement to a company-provided pension.

XVII. Settlement and transfer

1. The company may settle the entitlement to a company-provided pension in whole or in part by means of an actuarially equivalent capital payment. This also applies to the settlement of a company-pension expectancy in so far as no statutory settlement prohibition exists. The amount of the settlement shall be paid in full or in instalments to the person with future pension rights or to the person drawing a company-provided pension, following deduction of any taxes, health insurance premiums and other statutory duties.

2. The company may transfer its obligation in accordance with its commitment to provide support to an insurance company either in whole or in part, in accordance with the statutory provisions, and thus procure a direct legal claim against the insurance company for the person with future pension rights or for the person drawing a company-provided pension. Taxes, health insurance premiums and other statutory duties arising during the transfer shall be paid by the person with future pension rights or by the person drawing the company-provided pension.

XVIII. Reserved powers of revocation

      The company reserves the right to amend these Support and Pensions Regulations, or to curtail or stop payment of the company-provided pensions when

      - the company's financial situation has deteriorated to such an extent, with lasting effect, that payment of the company-provided pensions for which a commitment has been given can no longer be reasonably expected, or

      - there is a major change in the category of people, the contributions, the benefits or the retirement age as defined by the national pension insurance scheme or other official statutory pension schemes, or

      - if the legal, and in particular the fiscal, treatment of the expenditure that is incurred, or has been incurred by the company for the planned financing of the company-provided pensions changes to such an extent that the company can no longer be expected to adhere to its commitment to its company pensions, or

      - if the person with future pension rights or the person drawing a company-provided pension acts in gross breach of good faith, or commits acts that would lead to instant dismissal.

2. For the rest, the company reserves the right to amend these Support and Pensions Regulations or to curtail or stop payment of the company-provided pensions if, on the effective date of these Support and Pensions Regulations (XXI), the relevant circumstances have changed so significantly, with lasting effect, that the company can no longer be expected to adhere to its commitment to provide company pensions, despite objective consideration of the concerns of the persons with future pension rights and the persons drawing company-provided pensions.

XIX.  Liability and limitation

1.    a)    A present, former or future shareholder of the company shall be held liable for the obligations that company has entered into with these Support and Pensions Regulations vis-a-vis the persons with future pension rights and persons drawing company-provided pensions, in accordance with the general statutory provisions including statutory limitation rules.

      b) However, a shareholder that has withdrawn from the company shall not be liable for those entitlements to company-provided pensions that - regardless of when they were acquired - did not become due until five years following the entry of its withdrawal from the company in the commercial register. This shall apply accordingly

            - when an unlimitedly personally liable shareholder changes its legal status to that of a limitedly liable shareholder, and

            - upon change of the corporate form of the company to a corporate enterprise.

2. Statutory provisions that lead to earlier cessation of liability and the statutory regulation of liability in the case of a transfer of the business (Section 613 a of the Civil Code) remain unaffected.

XX.   Data Protection

      The company receives advice and support from an expert in questions concerning the company pension scheme. This expert stores the personal data of the persons with future pension rights and the persons drawing company-provided pensions that it requires in order to execute its commission. It is obliged to treat these data confidentially and is bound by the provisions of the Federal Data Protection Act (BDSG).

2. The expert is the company Herbert E.G. Hofer, Bismarckstrasse 47, 4330 Mulheim an der Ruhr.

XXI.  Effective date

      These Support and Pensions Regulations are part of the individual works agreement of 4.11 and shall take effect upon conclusion of said agreement.